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                     January 24, 2022

       William Koschak
       Chief Financial Officer
       Calyxt, Inc.
       2800 Mount Ridge Road
       Roseville, Minnesota 55113

                                                        Re: Calyxt, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2020
                                                            Form 10-Q for the
Period Ended September 30, 2021
                                                            File No. 001-38161

       Dear Mr. Koschak:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Debra Frimerman